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                                                                     EXHIBIT 2.2

                                ESCROW AGREEMENT

      This ESCROW AGREEMENT (the "Escrow Agreement") is made as of October 14, 2004, among Tekelec, a California corporation ("Parent"), and Strategic Partners, Inc., Software Consolidations, Inc., The Beacon Group III - Focus Value Fund, L.P., JAFCO Co., Ltd., U.S. Information Technology Investment Enterprise Partnership, U.S. Information Technology No. 2 Investment Enterprise Partnership, BancBoston Investments Inc., GMT Communications Partners II, L.P., GMT Communications Partners (Holland) II, L.P. and GMT Communications Partners (Executive Fund) II, L.P. (together the "Escrow Stockholders"), Software Consolidations, Inc. and The Beacon Group III - Focus Value Fund, L.P. (the "A-F Representative") and GMT Communications Partners II, L.P. (the "G-H Representative") as the representatives of the Escrow Stockholders (the "Representatives") and U.S. Bank National Association (the "Escrow Agent").

                                    RECITALS

      A. Parent, Escrow Stockholders and certain other holders of the capital stock of Steleus Group Inc., a New York corporation ("Company"), have entered into an Agreement and Plan of Merger, dated as of August 19, 2004, and the Amendment thereto dated October 1, 2004 (collectively the "Merger Agreement"), pursuant to which, among other things, the parties thereto agreed to the merger of a subsidiary of Parent with and into Company.

      B. The transactions contemplated by the Merger Agreement are being closed (the "Closing") contemporaneously with the execution of this Escrow Agreement.

      C. Pursuant to the Merger Agreement, a certain portion of the Merger Consideration is to be deposited in escrow, subject to the terms and conditions of the Merger Agreement and this Escrow Agreement.

      D. The Escrow Agent has agreed to hold the Escrow Deposit (as hereinafter defined) and disburse and apply the same in accordance with the terms and conditions of this Escrow Agreement.

      NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:

      1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement.

      2. APPOINTMENT OF ESCROW AGENT. Parent, the Escrow Stockholders and the Representatives hereby appoint the Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to accept, hold and distribute the Escrow Deposit in accordance with and subject to the terms and conditions hereof.

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      3. DEPOSIT OF ESCROW DEPOSIT. Pursuant to Section 1.11 of the Merger
Agreement, Parent has deposited with the Escrow Agent the cash amount of $8,550,000 (the "Escrow Deposit") which represents a portion of the Initial Cash Consideration under the Merger Agreement. The Escrow Agent hereby acknowledges receipt of the Escrow Deposit.

            3.1. The Escrow Deposit shall include any income earned thereon.

      4. INVESTMENTS.

            4.1. The Escrow Agent shall hold and safeguard the Escrow Deposit in accordance with the terms of this Escrow Agreement and not as the property of Parent, Company or any Escrow Stockholder.

            4.2. The Escrow Agent shall cause any cash in the Escrow Deposit from time to time to be invested and reinvested as directed in writing by the Representatives. The Representatives covenant and agree that they shall direct the Escrow Agent to invest the Escrow Deposit only in Authorized Investments with appropriately blended maturities, with each individual investment mature not more than 91 days from the date of investment or reinvestment. For the purpose of this Escrow Agreement, "Authorized Investments" means (1) short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States and /or (2) money market funds rated AAA by Standard and Poor's which invest in short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States including funds offered by Escrow Agent. Any direction by the Representatives to the Escrow Agent as to investment or reinvestment of funds shall be in writing and shall be provided to the Escrow Agent no later than 9:00 a.m. on the day on which the investment is to be made. Any such direction received after 9:00 a.m. or received on a non-Business Day shall be deemed to have been given prior to 9:00 a.m. the next Business Day. If a direction is not received, the Escrow Agent shall not have any obligation to invest any cash included in the Escrow Deposit in Authorized Investments and pending receipt of same shall be entitled to hold such Escrow Deposit uninvested in its trust account. The Representatives may from time to time designate in writing a single Representative to serve as the Representative to direct investments.

            4.3. All earnings, dividends or other property (including securities) received in connection with the Escrow Deposit ("Escrow Income") shall be converted into cash and invested as provided in this Section 4 and segregated from the principal amount of the Escrow Deposit and payable (net of any amounts owed by the Escrow Stockholders to the Escrow Agent under this Escrow Agreement which the Escrow Agent will deduct prior to disbursement and for which the Escrow Stockholders shall bear no obligation under Section 9 to deposit into the escrow account) to the Escrow Stockholders in accordance with paragraph 5 of Schedule 1 at the written direction of the Representatives to the Escrow Agent; provided, however, that the Representatives shall be entitled to reimbursement of any out-of-pocket costs incurred in connection with the performance of their duties under the Merger Agreement or this Escrow Agreement only out of the Escrow Income which reimbursement shall be made (to the extent there are funds available therefore) at the written direction of the Representatives. The Escrow Agent shall supply a written statement to Parent and the Representatives monthly listing all transactions with respect to the Escrow Deposit during each such period. The Escrow Income

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shall not be subject to claims made by any Parent Indemnified Person pursuant to
Sections 5.1 or 5.2 nor be subject to reserve pursuant to Section 6.

            4.4. The Escrow Agent shall not be held liable for any losses resulting from any investment, sale, transfer or other disposition of any funds made pursuant to this Escrow Agreement provided that the Escrow Agent is not grossly negligent or does not act willfully or in bad faith in connection with such investments.

            4.5. The Escrow Agent shall not be liable for the accuracy of any calculations made by the Representatives for following the directions of the Representatives. The Escrow Agent shall not be responsible for any action or failure to take action on the part of any Representative.

            4.6. The Escrow Agent may rely and shall be protected in acting upon or refraining from acting in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, verification, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Escrow Agreement.

      5. APPLICATION OF ESCROW DEPOSIT TO CLAIMS OF PARENT.

            5.1. If Parent claims that a Parent Indemnified Person has suffered Indemnified Losses for which it is entitled to indemnification under Section 9.1 of the Merger Agreement at any time prior to 11:59 p.m. (California time) on November 13, 2005 (the "Release Date"), Parent shall deliver the written notice to the Representatives specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (any notice from Parent under this Section 5 shall be referred to as a "Release Notice") to the Representatives and the Escrow Agent to release from the Escrow Deposit such amount (the "Claimed Amount"). Within seven (7) days of receipt of a Release Notice, the Representatives shall deliver a copy of the Release Notice to each Escrow Stockholder. The parties acknowledge that there may be multiple Release Notices given by Parent during the term hereof and that any Release Notice may be amended by Parent from time to time in writing on or prior to the Release Date (e.g., to increase or decrease the Claimed Amount stated therein), any such amendment being effective as of and from the date of delivery thereof to the Escrow Agent. The Claimed Amount shall be paid by the Escrow Agent out of the Escrow Deposit to or at the direction of Parent in accordance with the Release Notice unless the Escrow Agent receives written notice executed by at least one Representative disputing the validity or amount of such claim by notifying Parent and the Escrow Agent in a writing, containing a description in reasonable detail of the basis for the dispute and the amount in dispute (a "Dispute Notice"), within twenty-one (21) calendar days after Parent has provided the Representatives with a Release Notice. If a Dispute Notice has not been delivered to Parent and the Escrow Agent within the required twenty-one (21) calendar day period, the Escrow Agent shall promptly disburse from the Escrow Deposit to or at the direction of Parent the portion of the Escrow Deposit specified in the Release Notice. The Representatives shall send a copy of any Dispute Notice to all of the Escrow Stockholders at the time the Dispute Notice is sent to the Escrow Agent.

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            5.2. In the event that a Dispute Notice signed by any of the
Representatives has been provided to Parent and the Escrow Agent within the required twenty-one (21) calendar day period, the Escrow Agent shall distribute promptly to or at the direction of Parent the undisputed portion (if any) of the amount set forth in the Release Notice, and withhold the amount in dispute (the "Disputed Amount"), which amount shall continue to be held by the Escrow Agent in accordance with this Section 5.2. The Disputed Amount shall be held by the Escrow Agent in accordance with the terms hereof until the earlier to occur of the following: (i) the Representatives and Parent jointly direct the disbursement of the Disputed Amount by delivering written instruction to the Escrow Agent, or (ii) the Escrow Agent receives a copy of a final nonappealable judgment or order of a court of competent jurisdiction (a "Directive") with respect to the Disputed Amount (which judgment or order shall also be delivered by Parent to the Representatives or by the Representatives to Parent, as the case may be). Upon receipt of such instructions or Directive, or as promptly as practicable but in no event more than fifteen (15) calendar days after receipt of such instructions or Directive, the Escrow Agent shall disburse or continue to hold (as the case may be) the Disputed Amount, as required by such instructions or Directive, as the case may be.

            5.3. Except for any payments from the Escrow Deposit pursuant to a Claimed Amount that are a result of an indemnity obligation arising under Sections 9.1(b) (an "Individual Obligation Amount"), all payments made to any Parent Indemnified Person pursuant to Sections 5.1 or 5.2 and all reserves of any part or all of the Escrow Deposit made pursuant to Section 6 shall be allocated in accordance with paragraph 8 of Schedule 1. In the case of an Individual Obligation Amount, any such indemnity obligation shall be allocated in accordance with paragraph 7 of Schedule 1 to the Escrow Stockholder whose breach or violation gave rise to such indemnity obligation. All allocations under this Section 5.3 shall be notified by the Representatives to the Escrow Agent in writing in accordance with paragraphs 7 and 8 of Schedule 1.

      6. DISBURSEMENT OF ESCROW DEPOSIT TO ESCROW STOCKHOLDERS.

            6.1. Promptly following the Release Date, the Escrow Agent shall release to the Escrow Stockholders, in accordance with paragraph 9 of Schedule 1 hereto, the amount remaining in the escrow account; provided, however, that the Escrow Agent shall retain subject to the Escrow and not deliver to the Escrow Stockholders such Escrow Deposit in the amount equal to the lesser of (a) the sum of 120% of all Disputed Amounts outstanding on the Release Date which have not been resolved in accordance with Section 5 plus all Claimed Amounts that have not then been paid to Parent or disputed by the Representatives in accordance with Section 5 hereof or (b) the balance of the Escrow Deposit immediately prior to the Release Date; provided, however, if as of the Release Date there has been no payment of Parent Indemnified Losses under the Merger Agreement and this Escrow Agreement and the amount of 120% of the aggregate amount of all then Disputed Amounts and Claimed Amounts that have not then been paid to Parent or disputed by the Representatives in accordance with Section 5 is less than $570,000, the entire Escrow Deposit shall be released on the Release Date. Following the resolution of any Disputed Amounts or Claimed Amounts that have not then been paid to Parent or disputed by the Representatives in accordance with Section 5, the Escrow Agent shall disburse the Disputed Amounts and Claimed Amounts as provided in the Directive or in written

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instructions  from Parent and the  Representatives,  with any portion payable to
Escrow Stockholders distributed pursuant to Schedule 1.

            6.2. Notwithstanding any other term or condition of this Escrow Agreement, if at the time of any distribution by the Escrow Agent of the Escrow Deposit to the Escrow Stockholders, any Claimed Amount or Disputed Amount represents an amount that Parent has claimed it is entitled to as a result of an indemnity obligation under Section 9.1(b) of the Merger Agreement (an "Individual Obligation Disputed Amount"), then (i) all such Escrow Deposit other than any Individual Obligation Disputed Amounts shall be distributed by the Escrow Agent to the Escrow Stockholders, with each Escrow Stockholder being entitled to receive its distribution as determined in accordance with paragraph 9 of Schedule 1, except that the Escrow Stockholder or Escrow Stockholders whose alleged breach or violation is at issue with respect to any such Individual Obligation Disputed Amount shall only be entitled to receive the difference between the distribution the Escrow Stockholder would receive absent any Individual Obligation Disputed Amount attributable to such Escrow Stockholder and the Individual Obligation Disputed Amount attributable to such Escrow Stockholder and (ii) all such Individual Obligation Disputed Amounts shall continue to be held by the Escrow Agent until such time as the disputes with respect to such amounts have been resolved in accordance with the terms hereof, at which time such Individual Obligation Disputed Amounts shall be distributed by the Escrow Agent in accordance with the terms hereof as if such resolution had been known at the time of the initial distribution of such Escrow Deposit. In no event shall an Individual Obligation Amount or an Individual Obligation Disputed Amount reduce the amount to be distributed to any Escrow Stockholder other than the Escrow Stockholder whose breach or violation gave rise to the indemnity obligation or Disputed Amount.

            6.3. The Representatives shall be responsible for all calculations and allocations under Sections 6.1 and 6.2 and shall deliver to the Escrow Stockholders, Parent and the Escrow Agent, in connection with each distribution hereunder, a statement showing the calculation of the amounts so distributed.

      7. CERTAIN COVENANTS. Parent and the Escrow Stockholders, hereby agree that all taxes payable with respect to the interest earnings on the Escrow Deposit shall be the responsibility of the Escrow Stockholders as the parties entitled to such interest earnings. Parent and the Representatives agree that the Escrow Agent shall report the interest earnings to the Escrow Stockholders on the appropriate tax forms and, to the extent required by the Code, withhold the appropriate tax. The Representatives agree that they will use their reasonable efforts to timely provide to the Escrow Agent all documents and information necessary to satisfy the reporting obligations with respect to the interest earnings, including the aggregate amount of interest earnings allocable to each Escrow Stockholder (or the aggregate amount includible in gross income of each Escrow Stockholder), the name, address and taxpayer identification number of each Escrow Stockholder, and such other information as may be required by the tax forms. In addition, the Escrow Stockholders agree that they will cooperate with the Escrow Agent to obtain each Escrow Stockholder's Certification of Taxpayer Identification Number on Substitute Form W-9 or Substitute Form W-8BEN from each Escrow Stockholder. In addition, Parent and the Representatives hereby agree that they will make all reasonable efforts to resolve as quickly as possible any claims still pending pursuant to Sections 5 or Section 6 at the time a

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disbursement is required to be made hereunder. Representatives also covenant and agree to perform the duties and actions set forth in Schedule 1 attached hereto, as if such duties and actions were set forth herein.

      8. JOINT WRITTEN INSTRUCTIONS AND DIRECTIONS; DISBURSEMENTS.

Notwithstanding any other provisions of this Escrow Agreement, the Escrow Agent shall deal with the Escrow Deposit, or any part thereof, at any time in accordance with any directions given in an undisputed Release Notice or jointly given in writing by Parent and the Representatives to the Escrow Agent or in a Directive. The parties hereto agree that all disbursements required to be made hereunder shall be made at the direction of the receiving party, by wire transfer or check and to or at the direction of the receiving party by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the receiving party. All directions, notices and other actions given by the Representatives pursuant to this Escrow Agreement shall be executed by a majority of the Representatives except for a Dispute Notice, which may be executed by any Representative.

      9. PROVISIONS CONCERNING THE ESCROW AGENT.

            9.1. This Escrow Agreement sets forth, exclusively, the duties of the Escrow Agent and no additional duties or obligations shall be inferred herefrom or implied hereby.

            9.2. The Escrow Agent shall not be responsible for the validity of any documents or other property delivered to it pursuant hereto, may act and rely conclusively upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instructions hereunder, believed by the Escrow Agent to be authorized, has been duly authorized so to do.

            9.3. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may in good faith do or refrain from doing in connection herewith, except to the extent that any act or omission constitutes gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

            9.4. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.

            9.5. The Escrow Agent shall not be bound by any modification of this Escrow Agreement unless it shall have specifically consented thereto in writing.

            9.6. Subject to Section 4.3, the Escrow Stockholders, on the one hand, and Parent, on the other hand, shall each upon demand pay to the Escrow Agent 50% of the amount of all reasonable expenses, including the reasonable fees and expenses of counsel, which

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the Escrow Agent may incur, and its normal fees for all services rendered, in each case in connection with the discharge of its duties, and the exercise or enforcement of the rights of the parties hereunder. The Escrow Agent may deduct any unpaid fees from the Escrow Deposit. In the event Escrow Agent deducts any unpaid fees for which Parent is responsible hereunder from the Escrow Deposit, Parent shall promptly deposit into the escrow account, Parent's portion of such unpaid fees and in the event Escrow Agent deducts any unpaid fees for which the Representatives are responsible hereunder from the Escrow Deposit (other than as provided in Section 4.3), the Representatives shall promptly deposit into the escrow account their portion of such unpaid fees.

            9.7. The Escrow Agent may resign by giving written notice in writing to Parent and the Representatives of such resignation, specifying a date which such resignation shall take effect, which shall in no event be earlier than sixty (60) days after the giving of such notice, and shall be discharged from its duties and obligations upon the appointment of a successor Escrow Agent as hereafter provided and the delivery to such successor of the Escrow Deposit. Immediately upon receipt of such notice, Parent and the Representatives shall appoint a successor Escrow Agent who shall be mutually acceptable to them. Any such successor Escrow Agent shall deliver to Parent and the Representatives and to the resigning Escrow Agent a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder, and shall be entitled to receive the Escrow Deposit. In the event that a successor Escrow Agent shall not be so appointed by the date of resignation specified by the Escrow Agent, the Escrow Agent shall have the right to appoint as a successor Escrow Agent any national bank, and the parties hereto agree to accept any such successor Escrow Agent appointed by the Escrow Agent.

            9.8. In the event of any dispute between Parent or the Representatives or the Escrow Stockholders, or between the Escrow Agent and any one or more of the other parties hereto, with regard to the Escrow Agent or its duties, or any other matter concerning the disposition of the Escrow Deposit or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may deposit the Escrow Deposit with any court described in Section 11.10 of the Merger Agreement pending the decision of such court, and the Escrow Agent shall be entitled to refrain from action pending, and rely upon, the decision of such court. The rights of the Escrow Agent under this Section 9.8 are cumulative of all other rights which it may have by law or otherwise.

            9.9. The Escrow Stockholders and Parent hereby agree that the Escrow Agent shall be indemnified from and against any loss, liability or expense reasonably incurred, without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability arising therefrom. Any payment required to be made pursuant to this Section 9.9 shall be paid from the Escrow Deposit. The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary. Notwithstanding the foregoing, Parent and the Representatives agree that any payment required to be made pursuant to this Section 9.9 shall be paid 50% by Parent and 50% by the Escrow Stockholders (subject to Section 4.3). The Escrow Agent may deduct any unpaid amounts from the Escrow Deposit. In the event Escrow Agent deducts any unpaid amounts for which Parent is

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responsible under this Section 9.9 from the Escrow Deposit, Parent shall promptly deposit into the escrow account Parent's portion of such unpaid amounts and in the event Escrow Agent deducts any unpaid amounts for which the Representatives are responsible hereunder from the Escrow Deposit (subject to Section 4.3), the Representatives shall promptly deposit into the escrow account their portion of such unpaid amounts.

            9.10. Parent and the Representatives together may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, Parent and the Representatives shall before the date of such termination jointly appoint a successor Escrow Agent, and the Escrow Agent shall deliver the remaining Escrow Deposit to such successor Escrow Agent.

      10. PROVISIONS CONCERNING THE REPRESENTATIVES.

            10.1. Until the later of the Release Date or the date on which no Escrow Deposit remains held in escrow hereunder, the Representatives shall, and shall have full power and authority to, exclusively act on behalf of each Escrow Stockholder in connection with all matters relating to this Escrow Agreement and the Merger Agreement. The Representatives shall also have full power and authority to give and receive notices by or on behalf of each Escrow Stockholder.

            10.2. The Representatives shall be entitled to reimbursement from the Escrow Stockholders of all reasonable expenses incurred in the performance of their duties as Representatives under this Escrow Agreement and the Merger Agreement and any deposits made by the Representatives into the escrow account pursuant to Sections 9.6 and 9.9, which reimbursement obligations shall be allocated amongst the Escrow Stockholders as an expense pursuant to paragraph 6 of Schedule 1. To the extent that expenses of the Representatives remain unreimbursed by the Escrow Stockholders and Escrow Deposit remains in the escrow account on the Release Date, the Representatives shall direct Escrow Agent in writing and Escrow Agent shall pay from the Escrow Deposit (less, in either case, any Disputed Amounts and Claimed Amounts) the reimbursement obligations contained in this Section 10.2. Any such reimbursement shall be allocated in the same manner as the payment of a Claimed Amount pursuant to the terms set forth in Schedule 1.

            10.3. By giving notice to the Representatives in the manner provided by Section 11, a party shall be deemed to have given notice to all of the Escrow Stockholders and any action taken by the Representatives may be considered by any other party to be the action of each such Escrow Stockholder for all purposes, including for all purposes of this Escrow Agreement and the Merger Agreement. In addition, the parties hereto acknowledge and agree that (i) none of the Escrow Stockholders shall be entitled to individually take any action which the Representatives are authorized hereunder to take on behalf of such Escrow Stockholders and (ii) the failure of the Representatives to take any action they are permitted or authorized to take hereunder on behalf of the Escrow Stockholders during the applicable time period in which such action is permitted to have been taken by the Representatives, including, without limitation, providing any Dispute Notice hereunder, shall be deemed for all purposes to constitute a complete waiver and release by each Escrow Stockholder of the right to individually take any

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such action. Notwithstanding the foregoing, nothing in this Escrow Agreement shall be construed in any way to create any obligation of the Representatives (other than any indemnification obligations incurred by reason of being an Escrow Stockholder) with respect to the indemnification obligations of the Escrow Stockholders under Article 9 of the Merger Agreement.

            10.4. In the event that an A-F Representative is unable or refuses to serve, the A-F Preferred Stockholders may appoint a new representative. If the G-H Representative is unable or refuses to serve, the G-H Preferred Stockholders shall appoint a new representative. Upon the appointment of a new representative, the A-F Preferred Stockholders or the G-H Preferred Stockholders, as applicable, shall provide written notice of such appointment, including the notice address for such new representative, to the Escrow Agent. All capitalized terms in this paragraph shall have the same meaning as in the Merger Agreement.

            10.5. As between the Parent, the Representatives and the Escrow Stockholders, the provisions contained in this Section 10 are in addition to, and not in limitation of, the Merger Agreement, and to the extent any conflict or contradiction exists between this Section 10 and the Merger Agreement, then the provisions of the Merger Agreement shall control; provided that Section 10.4 shall control the matters addressed therein regarding this Escrow Agreement.

      11. NOTICES AND WRITTEN DIRECTIONS. All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended and by depositing such notice, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 11 for, or such other address as may be designated in writing hereafter by, such party; provided, however, that notices to the Escrow Agent shall be effective only upon actual receipt thereof by the Escrow Agent:

                  If to Parent:

                  Tekelec
                  26580 West Agoura Road
                  Calabasas, California  91302
                  Attention:  President
                  Facsimile No.:(818) 880-0176

                  and

                  Ronald W. Buckly
                  26580 West Agoura Road
                  Calabasas, California  91302
                  Facsimile No.: (818) 880-0176

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             with a copy to:

             Katherine F. Ashton
             Bryan Cave LLP
             120 Broadway
             Suite 300
             Santa Monica, California 90401
             Facsimile: (310) 576-2200

             If to the Representatives:

             Software Consolidations, Inc.
             60 State Street
             Suite 700
             Boston Massachusetts  02109
             Attention: President

             and

             The Beacon Group III - Focus Value Fund, L.P.
             1211 Avenue of the Americas
             37th Floor
             New York, New York  10036
             Attention: Managing Director

             and

             GMT Communications Partners II, L.P.
             c/o GMT Communications Partners Limited
             Sackville House
             40 Picadilly
             London, WIJ ODR
             United Kingdom
             Attention: Managing Partner

             If to the Escrow Stockholders:

             Software Consolidations, Inc.
             Strategic Partners, Inc.
             60 State Street
             Suite 700
             Boston Massachusetts  02109
             Attention: President

             and

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             The Beacon Group III - Focus Value Fund, L.P.
             1211 Avenue of the Americas
             37th Floor
             New York, New York  10036
             Attention: Managing Director

             and

             GMT Communications Partners II, L.P.
             GMT Communications Partners (Holland) II, L.P.
             GMT Communications Partners (Executive Fund) II, L.P. c/o GMT Communications Partners Limited
             Sackville House
             40 Picadilly
             London, WIJ ODR
             United Kingdom
             Attention: Managing Partner

             and

             JAFCO Co., Ltd.
             U.S. Information Technology Investment Enterprise Partnership
             U.S. Information Technology No. 2 Investment Enterprise Partnership c/o JAFCO America Ventures, Inc.
             505 Hamilton Ave.
             Suite 310
             Palo Alto, California  94301
             Attention: President

             and

             BancBoston Investments Inc.
             39 Victoria Street
             Westminster, London
             SW1H OED
             United Kingdom
             Attention: David Jeffrey

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             If to the Escrow Agent:

             U.S. Bank National Association
             One U.S. Bank Plaza
             Mail Code: SL-MO-T6CT
             St. Louis, Missouri 63101
             Attention : Brian J. Kabbes
             Facsimile No. : (314) 418-1225

            12. TRANSFER OF INTERESTS. The interests of the Escrow Stockholders or the Representatives in the Escrow Deposit and the rights and obligations of the parties hereunder may not be transferred except by operation of law, and will not be represented by any certificate or instrument; provided, however, that, notwithstanding anything to the contrary contained in this Escrow Agreement, Parent may assign its rights hereunder to any of its lenders without consent. Neither the Representatives nor the Escrow Stockholders shall be entitled to withdraw the Escrow Deposit except as provided hereunder or to substitute any other property therefore.

            13. RIGHTS TO ESCROW DEPOSIT. Neither Parent nor any Escrow Stockholder shall be deemed to have any right, title or interest in or possession of the Escrow Deposit and therefore shall not have the ability to pledge, convey, hypothecate or grant as security any portion of the Escrow Deposit unless and until such deposit has been disbursed or is required to be disbursed to Parent or the Representatives pursuant to Sections 5 or 6. Accordingly, the Escrow Agent will not act as a custodian of either Parent or any Escrow Stockholder for the purposes of perfecting a security interest therein, no creditor of Parent or any Escrow Stockholder shall have any right to have or to hold any portion of the Escrow Deposit as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to the Escrow Deposit.

            14. LIABILITIES OF PARENT, REPRESENTATIVES AND ESCROW STOCKHOLDERS. Neither the depositing hereunder of the Escrow Deposit nor any of the other provisions of this Escrow Agreement shall directly or indirectly limit or expand any of the liabilities or obligations of the Parent, the Representatives or the Escrow Stockholders under the Merger Agreement.

            15. COUNTERPARTS. Counterpart copies of this Escrow Agreement may be signed by all parties and signature pages exchanged by fax or otherwise. The parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged by U.S. mail or overnight courier service at the earliest reasonable date following the exchange of signature pages by fax.

            16. AMENDMENT; WAIVER; TERMINATION. No modification, amendment or waiver of any provision of this Escrow Agreement will be effective unless such modification, amendment or waiver is approved in writing by Parent, the Representatives, and the Escrow Agent The approval of the Escrow Stockholders shall not be required for any modification, amendment or waiver of any provision of this Escrow Agreement. The failure of any party to enforce any of the provisions of this Escrow Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Escrow Agreement in accordance with its terms. This Escrow Agreement shall terminate when all transfers required to be made by the Escrow Agent under the provisions hereof have been made.

            17. BINDING EFFECT; ASSIGNMENT. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

            18. HEADINGS. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

            19. SEVERABILITY. If any provision of this Escrow Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Escrow Agreement shall remain in full force and effect, and this Escrow Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Escrow Agreement shall be sufficient to carry out the overall intent of the parties as expressed herein.

            20. GOVERNING LAW. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine.

            21. FURTHER ASSURANCES. Each party hereto shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Escrow Agreement.

            22. THIRD PARTY BENEFICIARY.23. Nothing set forth in this Escrow Agreement shall be construed to confer any benefit to any third party who is not a party to this Escrow Agreement.

            23. VENUE AND JURISDICTION. Any disputes arising out of, in connection with or with respect to this Escrow Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated as set forth in
Section 11.10 of the Merger Agreement.

            24. ENTIRE AGREEMENT. This Escrow Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter; provided, however, that the Merger Agreement embodies certain related agreements and understandings of the Parent, the Representatives and the Escrow Stockholders and, as provided in
Section 10.5 hereof, controls over the terms of this Escrow Agreement in the case of certain conflicts between such documents.

                                      *****

            IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

                                 PARENT:

                                 TEKELEC

                                 By:       /s/ Frederick M. Lax
                                     -------------------------------------------
                                           Frederick M. Lax
                                           President and Chief Executive Officer

                                 ESCROW AGENT:

                                 U.S. BANK NATIONAL ASSOCIATION

                                 By:       /s/ Brian J. Kabbes
                                     -------------------------------------------
                                 Name:     Brian J. Kabbes
                                 Title:    Vice President

                                 ESCROW STOCKHOLDERS:

                                 STRATEGIC PARTNERS, INC.

                                 By:       /s/ Kermit L. Stofer
                                     -------------------------------------------
                                 Name:     Kermit L. Stofer
                                 Title:    President

                                 SOFTWARE CONSOLIDATIONS, INC.

                                 By:        /s/ Kermit L. Stofer
                                     -------------------------------------------
                                 Name:     Kermit L. Stofer
                                 Title:    President

                       [SIGNATURES CONTINUE ON NEXT PAGE]

                                THE BEACON GROUP III - FOCUS VALUE FUND, L.P.

                                By:       Beacon Focus Value Investors, LLC,
                                          Its general partner

                                By:       Focus Value GP, Inc.,
                                          a Member

                                By:        /s/ Thomas G. Mendell
                                    --------------------------------------------
                                Name:      Thomas G. Mendell
                                Title:     Managing Director

                                JAFCO CO., LTD.

                                By:       JAFCO America Ventures, Inc.,
                                          its Attorney-in-Fact

                                By:       /s/ Yoichiro Takami
                                    --------------------------------------------
                                Name:     Yoichiro Takami
                                Title:    Chief Financial Officer, JAFCO America
                                          Ventures, Inc., Attorney-in-Fact

                                U.S. INFORMATION TECHNOLOGY
                                INVESTMENT ENTERPRISE PARTNERSHIP

                                By:       JAFCO America Ventures, Inc.,
                                          its executive partner

                                By:        /s/ Yoichiro Takami
                                    --------------------------------------------
                                Name:      Yoichiro Takami
                                Title:     Chief Financial Officer

                                U.S. INFORMATION TECHNOLOGY NO. 2
                                INVESTMENT ENTERPRISE PARTNERSHIP

                                By:       JAFCO America Ventures, Inc.,
                                          its executive partner

                                By:        /s/ Yoichiro Takami
                                    --------------------------------------------
                                Name:      Yoichiro Takami
                                Title:     Chief Financial Officer

                                BANCBOSTON INVESTMENTS INC.

                                By:        /s/ David Jeffrey
                                    --------------------------------------------
                                Name:      David Jeffrey
                                Title:     Director

                                GMT COMMUNICATIONS PARTNERS II, L.P.

                                By:        /s/ Terrence Tehranian
                                    --------------------------------------------
                                           Terrence Tehranian
                                           Managing Partner

                                For and on behalf of
                                GMT COMMUNICATIONS
                                PARTNERS II, L.P.
                                acting by its Manager
                                GMT Communications Partners Limited

                                GMT COMMUNICATIONS PARTNERS
                                (HOLLAND) II, L.P.

                                By:         /s/ Terrence Tehranian
                                    --------------------------------------------
                                            Terrence Tehranian
                                            Managing Partner
                                For and on behalf of
                                GMT COMMUNICATIONS
                                PARTNERS (HOLLAND) II, L.P.
                                acting by its Manager
                                GMT Communications Partners Limited

                                GMT COMMUNICATIONS PARTNERS
                                (EXECUTIVE FUND) II, L.P.

                                By:         /s/ Terrence Tehranian
                                    --------------------------------------------
                                            Terrence Tehranian
                                            Managing Partner

                                For and on behalf of
                                GMT COMMUNICATIONS PARTNERS
                                (EXECUTIVE FUND) II, L.P.
                                acting by its Manager
                                GMT Communications Partners Limited

                                   SCHEDULE 1

            PRIORITY; ALLOCATION OF CLAIMS, ESCROW INCOME AND ESCROW
             EXPENSES; ALLOCATION OF DISTRIBUTIONS OF ESCROW DEPOSIT

      (1)   Series A-F Preferred Stock.

            (a) The Initial Dollar Amount for each Series A-F Preferred Stockholder is as follows:

                         PREFERRED STOCKHOLDER                                      INITIAL DOLLAR AMOUNT
-------------------------------------------------------------------                -----------------------
Strategic Partners, Inc.                                                             $       167,342.59
Software Consolidations, Inc.                                                        $     2,330,520.73
The Beacon Group III  - Focus Value Fund, L.P.                                       $     2,782,378.99
JAFCO Co., Ltd.                                                                      $       218,292.51
U.S. Information Technology Investment Enterprise Partnership                        $       678,799.98
U.S. Information Technology No. 2 Investment Enterprise Partnership                  $       194,356.38

            (b) Series A-F Initial Total Dollar Amount. The Series A-F Preferred Stock Initial Total Dollar Amount is $6,371,691.18.

      2.    Series G Preferred Stock:

            (a) The Initial Dollar Amount for each Series G Preferred Stockholder is as follows:

                         PREFERRED STOCKHOLDER                                      INITIAL DOLLAR AMOUNT
-------------------------------------------------------------------                -----------------------
Software Consolidations, Inc.                                                        $       272,288.60
The Beacon Group III  - Focus Value Fund, L.P.                                       $       272,288.60
BancBoston Investments, Inc.                                                         $       816,865.81
GMT Communications Partners II, L.P.                                                 $       747,965.64
GMT Communications Partners (Holland) II, L.P.                                       $        55,963.75
GMT Communications Partners (Executive Fund) II, L.P.                                $        12,936.42

            (b) Series G Initial Total Dollar Amount. The Series G Preferred Stock Initial Total Dollar Amount is $2,178,308.82.

      3.    Definitions.

            (a) "Dollar Amount" shall mean the amount of the Escrow Deposit allocated to an Escrow Stockholder, which shall initially be equal to the Initial Dollar Amount set forth in paragraphs 1 and 2 above. The Dollar Amount of each Escrow Stockholder may be increased or reduced by reason of allocations made pursuant to paragraphs 4, 5, 6, 7 and 8 below.

            (b) "Total Dollar Amount" shall mean the amount of the Escrow Deposit allocated either to of the Series A-F Preferred Stockholders, collectively, or to the Series G Preferred Stockholders, collectively. Total Dollar Amount shall initially be equal to the Initial Total Dollar Amounts set forth in paragraphs 1 and 2 above. The Total Dollar Amounts may be increased or reduced by reason of allocations made pursuant to paragraphs 4, 5, 6, 7 and 8 below.

            (c) "Series A-F Group Percentage" shall mean the Series A-F Total Dollar Amount, as such may be from time to time, divided by the sum of the Series A-F Total Dollar Amount and the Series G Total Dollar Amount, as such may be from time to time, multiplied by 100%.

            (d) "Series G Group Percentage" shall mean the Series G Total Dollar Amount, as such may be from time to time, divided by the sum of the Series A-F Total Dollar Amount and the Series G Total Dollar Amount, as such may be from time to time, multiplied by 100%.

            (e) "Series A-F Preferred Stockholder Percentage" shall mean a Series A-F Preferred Stockholder's Dollar Amount, as such may be from time to time, divided by the Series A-F Total Dollar Amount, as such may be from time to time, multiplied by 100%.

            (f) "Series G Preferred Stockholder Percentage" shall mean a Series G Preferred Stockholder's Dollar Amount, as such may be from time to time, divided by the Series G Total Dollar Amount, as such may be from time to time, multiplied by 100%.

            (g) "Income/Expense Percentage" shall mean a Series A-F Preferred Stockholder's or Series G Preferred Stockholder's Dollar Amount, as such may be from time to time, divided by the sum of the Series A-F Total Dollar Amount plus the Series G Total Dollar Amount, as such may be from time to time, multiplied by 100%.

      4.    Working Capital Adjustment.

            (a) The amount of the Working Capital Adjustment retained from the Holdback, if any, pursuant to the Merger Agreement, shall be considered a reduction in the amount of Merger Consideration the Series A-F Preferred Stockholders have in the Escrow Deposit, and thereby a reduction in the Dollar Amount of each Series A-F Preferred Stockholder and a reduction in the Series A-F Total Dollar Amount, and an increase in the amount of Merger Consideration the Series G Preferred Stockholders have in the Escrow Deposit, and thereby an increase in the Dollar Amount of each Series G Preferred Stockholder and an increase in the Series G Total Dollar Amount. The reduction in the Dollar Amount of each Series A-F Preferred Stockholder shall be allocated by multiplying the amount of the reduction by each Series A-F Preferred Stockholder's Series A-F Preferred Stockholder Percentage and subtracting the amount so determined from the respective Series A-F Preferred Stockholder's Dollar Amount. The increase in the Dollar Amount of each Series G Preferred Stockholder shall be allocated by multiplying the amount of the reduction by each Series G Preferred Stockholder's Series G Preferred Stockholder Percentage and adding the amount so determined to the respective Series G Preferred Stockholder's Dollar Amount.

            (b) Within ten (10) days of the determination of the Working Capital Adjustment, the Representatives shall provide written instructions to the Escrow Agent for the adjustments in the Dollar Amounts for each Escrow Stockholder provided for in this paragraph. Such instructions shall include a restatement and update of paragraphs 1 and 2 of this Schedule 1, provided that the term "Initial Dollar Amount" will replaced by the term "Dollar Amount as of [insert date of reallocation]".

      5.    Allocation of Escrow Income.

            (a) Subject to Section 4.3 of the Escrow Agreement, Escrow Income shall be paid out to the Escrow Stockholders upon the written direction of the Representatives to the Escrow Agent and, in any event, all Escrow Income shall be paid out to the Escrow Stockholders no later than April 1st of the year subsequent to the receipt of the Escrow Income by the Escrow Agent (or, if applicable, within sixty (60) days after the final release of the Escrow Deposit from escrow). Escrow Income shall be payable as accrued through the end of a calendar year or, if applicable, the date of the final release of the Escrow Deposit from escrow.

            (b) The proportionate share of each Escrow Stockholder in and to the Escrow Income shall be determined by averaging the Income/Expense Percentage of each Escrow Stockholder on the last day of the four (4) calendar quarters immediately prior to the date of the distribution of Escrow Income and multiplying this averaged percentage by the amount of Escrow Income being distributed. Any calendar quarter ending prior to the deposit of the Escrow Deposit with the Escrow Agent shall be ignored for purposes of this calculation.

            (c) Any distribution of Escrow Income shall be made by delivery of the funds by the Escrow Agent to any one of the Representatives (or to a specific Representative designated in writing by the Representatives to be the recipient of such funds). The Representatives shall be responsible for paying the distributed Escrow Income to the Escrow Stockholders, which payment shall be made within three (3) days of receipt of the funds by the Representatives.

      6.    Allocation of Expenses.

            (a) In the event that a deposit into the escrow account is required from the Escrow Stockholders pursuant to Sections 9.6 or 9.9 of the Escrow Agreement, the proportionate share of each Escrow Stockholder shall be determined by multiplying the respective Escrow Stockholder's Income/Expense Percentage on the date that the obligation to deposit funds into the escrow account is incurred by the Escrow Stockholders by the total amount of the required deposit.

            (b) The Representatives shall be responsible for the calculation of the amount of the deposit required from each Escrow Stockholder and shall inform the Escrow Agent in writing of each such calculation.

            (c) In the event that such expenses are charged against the Escrow Deposit as a result of Escrow Stockholder's failure to contribute the expenses, such payments shall be deducted from an Escrow Stockholder's Dollar Amount. The terms of this subparagraph shall be in addition to and shall not supersede or substitute for any other remedy which the Representatives or the other Escrow Stockholders may have against the Escrow Stockholder.

            (d) In the event that an Escrow Stockholder fails to make a payment to the Representatives that is required pursuant to Section 10.2 of the Escrow Agreement, such payments shall be deducted from the Escrow Stockholder's Dollar Amount and shall be added to the Representative's Dollar Amount. The terms of this subparagraph shall be in addition to and shall not supersede or substitute for any other remedy which the Representatives may have against the Escrow Stockholder.

      7. Allocation of Individual Obligation Amounts.

            (a) Any Individual Obligation Amount shall be allocated in full to the Escrow Stockholder whose breach or violation gave rise to the indemnity obligation and shall reduce the respective Escrow Stockholder's Dollar Amount.

            (b) In the event that the Escrow Stockholder receiving an allocation pursuant to this paragraph 7 is both a Series A-F Preferred Stockholder and a Series G Preferred Stockholder, any Individual Obligation Amount shall first be allocated to reduce the Escrow Stockholder's Series G Dollar Amount until the Escrow Stockholder's Series G Dollar Amount has been reduced to zero dollars ($0), after which the remainder of the Individual Obligation Amount, if any, shall be allocated to reduce the Escrow Stockholder's Series A-F Dollar Amount.

            (c) Subject to Section 6.2 of the Escrow Agreement, any Individual Obligation Disputed Amount shall be allocated in full to the Escrow Stockholder whose breach or violation gave rise to the indemnity obligation and shall reduce the respective Escrow Stockholder's Dollar Amount.

            (d) The Representatives shall deliver written instructions to the Escrow Agent providing for the allocations set forth in this paragraph 7. Such instructions shall include a restatement and update of paragraphs 1 and 2 of this Schedule 1, provided that the term "Initial Dollar Amount" will replaced by the term "Dollar Amount as of [insert date of reallocation]".

      8. Other Payments to Parent Indemnified Persons.

            (a) Other than as set forth in paragraph 7 above, any and all payments from the Escrow Deposit to any Parent Indemnified Person pursuant to Sections 5.1 or 5.2 of the Escrow Agreement or any reserve of any part or all of the Escrow Deposit pursuant to Section 5.2 of the Escrow Agreement shall first be allocated to the Series A-F Preferred Stockholders, up to the Series A-F Total Dollar Amount, as such may be from time to time. The allocation shall be made by multiplying each Series A-F Preferred Stockholder's Series A-F Preferred Stockholder's Percentage by the total amount to be allocated to the Series A-F Preferred Stockholders, and the amount so determined shall be subtracted from the respective Series A-F Preferred Stockholder's Dollar Amount.

            (b) Other than as set forth in paragraph 7 above, unless and until the Series A-F Total Dollar Amount has been reduced to zero dollars ($0), no allocation of any payments from the Escrow Deposit to any Parent Indemnified Person pursuant to Sections 5.1 or 5.2 of the Escrow Agreement or any reserve of any part or all of the Escrow Deposit pursuant to Section 5.2 of the Escrow Agreement shall be made to the Series G Preferred Stockholders.

            (c) Other than as set forth in paragraph 7 above, after the Series A-F Total Dollar Amount has been reduced to zero dollars ($0), subsequent allocations of payments from the Escrow Deposit to any Parent Indemnified Person pursuant to Section 5.1 or 5.2 of the Escrow Agreement or any reserve of any part or all of the Escrow Deposit pursuant to Section 5.2 of the Escrow Agreement shall be made to the Series G Preferred Stockholders, up to the Series G Total Dollar Amount, as such may be from time to time. The allocation shall be made by multiplying each Series G Preferred Stockholder's Series G Preferred Stockholder's Percentage by the total amount to be allocated to the Series G Preferred Stockholders, and the amount so determined shall be subtracted from the respective Series G Preferred Stockholder's Dollar Amount.

            (d) The Representatives shall be responsible for making all allocations provided for in this paragraph 8 and shall provide written statements to the Escrow Agent setting forth all allocations made pursuant to this paragraph 8. Such instructions shall include a restatement and update of paragraphs 1 and 2 of this Schedule 1, provided that the term "Initial Dollar Amount" will replaced by the term "Dollar Amount as of [insert date of reallocation]".

      9. Distributions of Escrow Deposit.

            (a) Any distribution from the Escrow Deposit shall first be divided between the Series A-F Preferred Stockholders and the Series G Preferred Stockholders by multiplying the amount to be distributed by the Series G Group Percentage and allocating the amount so determined to the Series G Preferred Stockholders (the "Series G Distribution Amount") and allocating any remaining amount to the Series A-F Preferred Stockholders (the "Series A-F Distribution Amount").

            (b) The allocation of the Series G Distribution Amount amongst the Series G Preferred Stockholders shall be made by multiplying the Series G Distribution Amount by the respective Series G Preferred Stockholder Percentage. The amount so determined for each Series G Preferred Stockholder shall be the amount to be distributed to that Series G Preferred Stockholder.

            (c) The allocation of any Series A-F Distribution Amount amongst the Series A-F Preferred Stockholders shall be made by multiplying the Series A-F Distribution Amount by the respective Series A-F Preferred Stockholder Percentage. The amount so determined for each

Series A-F Preferred Stockholder shall be the amount to be distributed to that Series A-F Preferred Stockholder.

            (d) The Representatives shall be responsible for making all allocations provided for in this paragraph 9 and shall provide written statements to the Escrow Agent setting forth all allocations made pursuant to this paragraph 9. Such instructions shall include a restatement and update of paragraphs 1 and 2 of this Schedule 1, provided that the term "Initial Dollar Amount" will replaced by the term "Dollar Amount as of [insert date of reallocation]".

            (e) Any distribution of Escrow Deposit shall be made by delivery of the funds by the Escrow Agent to any one of the Representatives (or to a specific Representative designated in writing by the Representatives to be the recipient of such funds). The Representatives shall be responsible for paying the distributed Escrow Deposit to the Escrow Stockholders, which payment shall be made within three (3) days of receipt of the funds by the Representatives.

      10. Responsibility for Allocations. Notwithstanding anything to the contrary in the Escrow Agreement or in this Schedule 1, the Representatives shall be solely responsible for all allocations made pursuant to this Schedule 1 or Sections 5 and 6 of the Escrow Agreement.